[LETTERHEAD OF MASSELLA & ASSOCIATES, CPA, PLLC]

                        CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Cargo Connection Logistics Holding, Inc.

We have issued our report dated April 15, 2005, relating to the financial statements of Cargo Connections Logistics Holdings, Inc. and subsidiaries (formerly known as Championlyte Holdings, Inc.) as of December 31, 2004 and for the years ended December 31, 2004 and 2003 appearing in the Company's Form 10-KSB. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ Massella & Associates, CPA, PLLC

MASSELLA & ASSOCIATES, CPA, PLLC
Syosset, New York
July 1, 2005